Exhibit 15.1

Our ref	JLH/812965-000001/29238309v1
Direct	+852 3690 7478
Email	janelle.ho@maples.com

Lucas GC Limited

Room 5A01, 4th Floor,

Air China Building, Xiaoyun Road,

Sanyuanqiao, Chaoyang District,

Beijing 100027, China

29 April 2024

Dear Sir or Madam

Re: Lucas GC Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Lucas GC Limited, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Annual Report”).

We hereby consent to the reference to our firm’s name under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP